                                  EXHIBIT 21

Metrowerks Inc. and Subsidiaries
List of Subsidiaries



Name                          Type                     Description
----                          ----                     -----------
Metrowerks Corporation    Wholly-owned                  Texas Corporation, formed June 1994

Metrowerks Co., Ltd.      Wholly-owned                  Japanese Corporation, formed October 1996
